UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/16/2009

VISTAPRINT N.V.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51539

The Netherlands	98-0417483
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Hudsonweg 8
5928 LW Venlo
The Netherlands
(Address of principal executive offices, including zip code)

31 (0)77 8507700
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On November 16, 2009, Vistaprint N.V. ("Vistaprint") entered into a Call Option Agreement with Stichting Continuiteit Vistaprint (the "Foundation"). The Foundation consists of three members who are independent of Vistaprint. The Call Option Agreement grants the Foundation a call option (the "Option") pursuant to which it may acquire a number of Vistaprint's preferred shares up to a maximum of the total number of Vistaprint's ordinary shares then outstanding at an exercise price of 0.01 Euro per share. One of the principal purposes for the authorized preferred shares, as well as the Call Option Agreement, is to provide a protective measure against unsolicited take-over bids for Vistaprint. The term of the Call Option Agreement is perpetual until exercised by the Foundation or terminated by Vistaprint.

If the Foundation exercises the Option, then Vistaprint's articles of association require that one or more general meetings of shareholders be held after 24 months following the issuance of the preferred shares to consider the cancellation or repurchase of the preferred shares.

The Foundation's articles of association specify the purposes for which the Foundation may exercise the Option. In summary, the purpose of the Foundation is generally (i) to promote and safeguard the interests of Vistaprint, its group companies and the business conducted and the interests of all parties involved in those companies and businesses, and (ii) to counter to the best of its ability any factors that could harm the independence and/or the continuity and/or identity of Vistaprint, its group companies and the business conducted, and more specifically - without limiting the generality of the foregoing (x) to prevent a hostile bid on Vistaprint's outstanding ordinary shares, or (y) to avoid that a situation occurs whereby material changes in the policy of Vistaprint or to the composition of Vistaprint's Management Board and/or Supervisory Board are effected without sufficiently considering the consequences.

The above is a summary of the material provisions of the Call Option Agreement and is qualified in its entirety by reference to the Call Option Agreement filed as Exhibit 10.1 to this report.

Item 3.02.    Unregistered Sales of Equity Securities

Vistaprint granted the Option to the Foundation on November 16, 2009. The Foundation did not pay any consideration for the grant of the Option. At any time before Vistaprint terminates the Option, the Foundation may exercise the Option for a number of Vistaprint's preferred shares up to a maximum of the total number of Vistaprint's ordinary shares then outstanding at an exercise price of 0.01 Euro per share. Vistaprint granted the Option to the Foundation, which is a single, private party, in a transaction that did not involve any public offering, in reliance upon Section 4(1) of the Securities Act of 1933.

Item 1.01 of this report is incorporated by reference into this Item 3.02.

Item 3.03.    Material Modifications to Rights of Security Holders

Items 1.01, 3.02 and 5.01 of this report are incorporated by reference into this Item 3.03.

Item 5.01.    Changes in Control of Registrant

The Option is designed to provide a protective measure against unsolicited take-over bids for Vistaprint through the issuance of preferred shares to the Foundation. Upon exercise of the Option, the Foundation would acquire a number of Vistaprint's preferred shares up to a maximum of the total number of Vistaprint's ordinary shares then outstanding. Because such an exercise would give the Foundation voting and dispositive power over 50% of Vistaprint's outstanding securities, the Option constitutes an arrangement that could in the future result in a change in control of Vistaprint, as defined under the rules of the Securities and Exchange Commission.

If the Foundation exercises the Option, then Vistaprint's articles of association require that one or more general meetings of shareholders be held after 24 months following the issuance of the preferred shares to consider the cancellation or repurchase of the preferred shares.

Item 1.01 of this report is incorporated by reference into this Item 5.01.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.

See the Exhibit Index attached to this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vistaprint N.V.

Date: November 19, 2009	By:	/s/ Michael Giannetto
Michael Giannetto
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1	Call Option Agreement between Vistaprint and the Foundation, dated November 16, 2009